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                                                                     EXHIBIT 2.3

                               RIGHTS AGREEMENT


     This Rights Agreement (the "Agreement") is made as of the 28th day of March, 2000 by and among Advanced Radio Telecom Corp., a Delaware corporation ("ART"), Paul Bachow, an individual and Bachow Communications, Inc., a Delaware corporation ("BCI"). This Agreement is entered into as an inducement to ART entering into the Asset Acquisition Agreement (the "Asset Acquisition Agreement"), dated the date hereof, between ART and BCI. The effectiveness of this Agreement is conditioned upon the occurrence of the Closing (as defined in the Asset Acquisition Agreement).

     In consideration of the foregoing, the mutual agreements herein and other adequate consideration, the parties hereby agree as follows:

1.   Definitions
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     1.1  "1999 Population" shall mean the number of people residing on December
31, 1999 within a given geographic area determined by reference to a source mutually agreed to by ART and Paul Bachow.

     1.2 "Application License" shall mean any license granted by Final Order pursuant to any application listed on Schedule 1 or Schedule 2.

     1.3 "Auction" shall mean the auction to be conducted by the Federal Communications Commission (the "FCC") of licenses for fixed point-to-point microwave sources on the 38.6 to 40.0 GHz band ("39 GHz Licenses") scheduled to begin in April 2000, whether or not such auction begins in April 2000.

     1.4 "Bachow Affiliate" shall mean any of Paul Bachow and any person or entity controlled directly or indirectly by Paul Bachow at any time after the date hereof.

     1.5 "Cleared License" shall mean any Pending MX Auction License covering a territory and frequency that is no longer subject to any legal or regulatory proceedings involving a party other than a Bachow Affiliate.

     1.6 "Closing" shall mean any closing of the transfer of Option Licenses to ART upon exercise of the Option.

     1.7 "Final Order" shall mean an action by the FCC granting its consent to the assignment of a license, with respect to which no request for stay, petition for rehearing, reconsideration or appeal is pending, and as to which the time for filing any petition for rehearing, reconsideration or appeal has expired and with respect to which the time for agency
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reconsideration or review taken on its own motion has expired, or in the event of the filing of such request, petition or appeal, an action which shall have been reaffirmed or upheld and with respect to which the time for seeking further administrative or judicial review shall have expired.

     1.8 "Granted Auction License" shall mean any license granted to a Bachow Affiliate in the Auction which covers territory adjoining all or a portion of the territory covered by any License and at the same frequency as such License.

     1.9 "License" shall have the meaning set forth in the Asset Acquisition Agreement.

     1.10 "Option Licenses" shall mean, collectively, the Granted Auction Licenses and the Pending Licenses.

     1.11 "Option Price" payable at any Closing shall be the sum of (a) the product of $2 multiplied by the aggregate 1999 Population covered by the territory covered by the Granted Auction Licenses transferred to ART at such Closing that is in addition to the territory covered by the Licenses plus (b) the product of $2 multiplied by the aggregate 1999 Population covered by the Pending Licenses transferred to ART at such Closing.

     1.12 "Pending Auction License" shall mean any license granted to a Bachow Affiliate in the Auction which includes substantially all of the territory covered by any application set forth on Schedule 1 hereto and at the same frequency as such application, provided that the cost of such license in the Auction was equal to or less than the product of $2 multiplied by the 1999 Population covered by such license.

     1.13 "Pending Licenses" shall mean collectively, the Pending Auction Licenses, the Pending MX Auction Licenses and the Application Licenses.

     1.14 "Pending MX Auction License" shall mean any license granted to a Bachow Affiliate in the Auction which includes substantially all of the territory covered by any application set forth on Schedule 2 hereto and at the same frequency as such application, provided that the cost of such license in the Auction was equal to or less than the product of $2 multiplied by the 1999 Population covered by such license.

     1.15 "Trailing Market Price" shall mean the average of the last sale prices reported by Nasdaq for ART's Common Stock for the thirty trading days ending on the day Paul Bachow gives ART written notice pursuant to Section 2.2 hereof.

2.  Option
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     2.1  Grant.  Subject to the terms of this Agreement, Paul Bachow, for
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himself and for the Bachow Affiliates, hereby grants ART the option (the
"Option") to acquire the Option Licenses.

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     2.2  Notice.  Paul Bachow shall notify ART in writing, (i) within ten (10)
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days of the grant or award of the last license that would be a Granted Auction
License or a Pending Auction License and (ii) within ten (10) days of any Pending MX Auction License becoming a Cleared License or of the grant or award of an Application License, of the occurrence of such events.

     2.3  Exercise.  ART may exercise the Option by written notice to Bachow
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delivered within thirty (30) days of ART's receipt of the first notice given pursuant to Section 2.2 hereof. If ART either (i) fails to exercise the Option within such thirty (30) day period or (ii) breaches its obligations under
Section 2.4 after exercising the Option, the Option shall expire and become null and void. If ART exercises the Option, ART must acquire all Option Licenses, provided ART shall not be required to acquire (a) any Pending MX Auction License unless and until it becomes a Cleared License or (b) any other Option License prior to it being granted by Final Order.

     2.4  Option Closings.  In the event the Option is exercised, the purchase
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and sale of the Option Licenses shall be made pursuant to one or more agreements substantially in the form of the Asset Acquisition Agreement (including, without limitation, the investment protection provisions of Section 1.3(b), the registration provisions of Section 5 and the conditions to closing, each as appropriately modified with appropriate bring-down modifications (each, a "Purchase Agreement")), which the parties agree to execute, or cause to be executed, within thirty (30) days of the exercise by ART of the Option. If the Option is exercised, the parties (a) acknowledge that one or more of the Option Licenses may be granted or awarded to a Bachow Affiliate and agree that such Bachow Affiliate shall execute the applicable Purchase Agreement with ART and the applicable Purchase Agreement will be appropriately modified and (b) anticipate the first agreement and Closing thereunder to include the transfer of all of the Granted Auction Licenses and Pending Auction Licenses. The consideration payable by ART at any Closing shall be in shares of ART Common Stock valued at the Trailing Market Price with an aggregate value equal to the Option Price payable at such Closing.

     2.5  Tax-Free.  The parties shall use commercially reasonable efforts to
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structure the Option Closings so that they qualify as "tax-free" reorganizations under the Internal Revenue Code of 1986, as amended, provided, however, that the foregoing shall not require ART to delay any Closing relating to all of the Granted Auction Licenses and Pending Auction Licenses for more than forty five
(45) days.

3.  Proceedings.  In the event the Option is exercised, BCI and Bachow will
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promptly terminate all proceedings involving the frequency and territory covered by any Pending Auction License or any Cleared License promptly following the final grant of any Pending Auction License or following any Pending MX Auction License becoming a Cleared License, as the case may be.

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4.  Right of First Refusal.  Subject to the provisions of this Section 4, Paul
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Bachow, for himself and each other Bachow Affiliate, hereby grants ART a right of first refusal with respect to any license granted or awarded to any Bachow Affiliate in the Auction which is not an Option License (collectively, "ROFR Licenses"). For clarification, any license which would have been an Option License but for the fact that its cost in the Auction exceeded the threshold set forth herein shall be a ROFR License. No Bachow Affiliate may transfer any ROFR License to any third party without first complying with this Section 4. In the event any Bachow Affiliate receives and proposes to accept a bona fide offer ("Offer") from any third party ("Offeror") for the Transfer to such third party of one or more ROFR Licenses then:

     4.1 Paul Bachow shall, or shall cause such Bachow Affiliate to, deliver a written notice ("ROFR Notice") to ART specifying the identity of the Offeror, the price and all other material terms and conditions of the Offer. ART shall have the right, exercisable during a period ending thirty (30) days following ART's receipt of the ROFR Notice, to agree to acquire such ROFR License(s) on the same terms and conditions, provided, however, that ART shall have the right
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to make the purchase for cash or ART Common Stock valued at the Trailing Market
Price equal to (a) the cash consideration offered by the Offeror, or (b) if the Offer is not for cash, equivalent consideration as determined by the parties pursuant to good faith negotiations.

     4.2  If, and only if, ART does not exercise its right pursuant to this
Section 4, the Bachow Affiliate may transfer such ROFR License(s) to the Offeror on the terms and conditions and at the price set forth in the Offer. If an agreement on such terms is not entered into with the Offeror within ninety (90) days following the end of the thirty day period referred to in Section 4.1, such ROFR License(s) may not be transferred without the Bachow Affiliate again complying with the provisions of this Section 4.

5.  Miscellaneous.
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     5.1  Bachow Affiliates.  Paul Bachow shall cause each Bachow Affiliate to
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comply with the terms of the Agreement as if such Bachow Affiliate were a party hereto.

     5.2  Remedies.  Because of the difficulty of measuring economic losses to
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ART, and its respective subsidiaries as a result of the breach of any of the covenants in this Agreement, and because of the immediate and irreparable damage that would be caused to ART and its respective subsidiaries for which it would have no other adequate remedy, Paul Bachow and BCI agree that, in the event of a breach by any of them of any of the covenants set forth in this Agreement, ART may, at its option, in addition to obtaining any other remedy or relief available to it (including without limitation damages at law), enforce the provisions of this Agreement by injunction and other equitable relief.

     5.3  Termination.  This Agreement shall terminate (a) upon the termination
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of the Asset Acquisition Agreement, if such agreement is terminated by its terms prior to the closing under such agreement, (b) upon the written request of any party hereto, if (i) a Closing shall not have

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occurred prior to the sixth anniversary of the closing under the Acquisition
Agreement or (ii) the Option shall not have been exercised by ART prior to the fifth anniversary of the closing under the Acquisition Agreement, other than, in either case, because of a material breach hereunder or under any Purchase Agreement by a Bachow Affiliate, (c) if, prior to the exercise of the Option by ART, ART shall merge or consolidate with any corporation or other entity that results in a surviving corporation that does not have shares of common stock (or their equivalent) registered under Section 12 of the Securities and Exchange Act of 1934, as amended, or (d) if, prior to the exercise of the Option by ART, ART shall sell all or substantially all of its assets to any corporation or other entity that does not have shares of common stock (or their equivalent) registered under Section 12 of the Securities and Exchange Act of 1934, as amended.

     5.4  Amendments; Waivers.  The terms of this Agreement may not be waived,
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amended, modified, terminated or discharged unless in a writing signed by the parties hereto.

     5.5  Notices.  All notices or other communications provided for under this
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Agreement shall be in writing (including facsimile) and mailed, hand delivered, sent by overnight courier or by telecopier to the parties effective when received at the addresses specified:

     If to Paul Bachow or any other Bachow Affiliate:

               Bachow Communications, Inc.
               Three Bala Plaza East, Suite 502
               Bala Cynwyd, Pennsylvania 19004
               Attention: Paul S. Bachow

     with a copy to (which copy
     shall not constitute notice):

               Drinker Biddle & Reath LLP
               One Logan Square
               Philadelphia, Pennsylvania 19103-6996
               Attention: Howard A. Blum, Esq.
               Fax: 215-988-2757

     If to ART:
               Advanced Radio Telecom Corp.
               500 108th Avenue, NE, Suite 2600
               Bellevue, Washington 98004
               Attention: Thomas M. Walker, Esq.

     with a copy to (which copy
     shall not constitute notice):

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               Ropes & Gray
               One International Place
               Boston, Massachusetts 02110-2624
               Attention:  Mary E. Weber, Esq.

     5.6  Regulatory Matters.  Each party hereto recognizes that it is subject
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to certain FCC rules and other laws and is under an obligation to, among other things, disclose the existence of agreements relating to post auction market structures at the time such party files its FCC Form 175 in connection with the FCC Auction No. 30 (the 39 GHz spectrum auction). The parties further recognize that this Agreement is limited by its terms to the acquisition of specified licenses and does not constitute an agreement relating to any party's conduct in the auction with respect to bid amounts, bid strategies or the markets that each bidder will or will not bid upon during the auction. The parties also recognize that, after the filing of the FCC Form 175, they may not engage in any prohibited discussion with the other of bid amounts, bid strategies or the markets each bidder will or will not bid upon during the auction.

     5.7  Governing Law.  This Agreement shall be governed by and construed in
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accordance with the laws of the State of Delaware.

     5.8  Counterparts.  This Agreement may be executed in counterparts, each of
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which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

     5.9  Entire Agreement.  This Agreement and the Asset Acquisition Agreement
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contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement and the Asset Acquisition Agreement supersede all prior agreement and understandings between the parties with respect to the subject matter hereof and thereof.

     5.10 Section Headings.  Section headings in this Agreement are for
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convenience only and shall not form a part of this Agreement.

     5.11 Severability.  If any provision of this Agreement shall be found by
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any court of competent jurisdiction to be invalid or unenforceable, the parties waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.

     5.12 Duty to Prosecute.  ART hereby agrees and acknowledges that the
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execution of the Agreement and the granting of the Option hereunder does not create any duty or obligation of, or otherwise oblige in any manner, BCI, Paul Bachow or any Bachow Affiliate to pursue or prosecute any of the Option Licenses, or to bid or continue to bid for any such Option License,

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nor does it obligate or otherwise oblige BCI, Paul Bachow or any Bachow
Affiliate to defend any such Option License, whether pursuant to judicial or administrative proceedings or otherwise.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.


                              ADVANCED RADIO TELECOM CORP.


                              By:__________________________________
                                    Title:


                              BACHOW COMMUNICATIONS, INC.


                              By:__________________________________
                                    Title:


                              _____________________________________
                              Paul Bachow, Individually